UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2007

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza 1800 Washington Road Pittsburgh, Pennsylvania	15241
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)    CONSOL Energy Inc. ("CONSOL Energy") entered into a five-year $1 billion senior secured credit facility pursuant to an Amended and Restated Credit Agreement, dated as of June 27, 2007, by and among CONSOL Energy, the guarantors named in the Amended and Restated Credit Agreement, the lenders named in the Amended and Restated Credit Agreement, The Bank of Nova Scotia, Bank of America, N.A., Union Bank of California, N.A., each in their capacity as co-syndication agents, and PNC Bank, National Association and Citicorp North America, Inc., each in their capacity as co-administrative agents for the lenders. The following description is a summary of the Amended and Restated Credit Agreement and is qualified in its entirety by the copy thereof which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The new credit facility will be used for general corporate purposes and replaces an existing five-year $750 million revolving credit facility entered into on April 1, 2005. CONSOL Energy may borrow, prepay and reborrow amounts at any time during the term of the Amended and Restated Credit Agreement.

At CONSOL Energy’s option, interest on borrowings applicable to revolving credit loans is based upon (i) the higher of (a) PNC Bank, National Association’s prime rate and (b) the rate equal to the federal funds effective rate plus  1/2% per annum or (ii) a rate determined in accordance with a formula in the Amended and Restated Credit Agreement based on the London Interbank Offered Rate (LIBOR) from time to time plus an applicable margin. CONSOL Energy may prepay all amounts outstanding under the Amended and Restated Credit Agreement at any time.

The new facility is secured by the assets of CONSOL Energy and certain of its subsidiaries, and the facility provides for the release of collateral upon the achievement of certain credit ratings.

The Amended and Restated Credit Agreement contains certain financial covenants, including minimum interest coverage ratio and maximum leverage ratio requirements. The Amended and Restated Credit Agreement also contains certain affirmative and negative covenants, including, among other matters, covenants regarding the delivery of financial statements and notice requirements, payment of liabilities (including taxes), preservation of existence, maintenance of properties and insurance policies, inspections, compliance with laws, maintenance of coal supply agreements and material contracts, keeping of records and use of proceeds, and limitations on incurring indebtedness, granting liens, guaranties, making loans and investments, making acquisitions, payment of dividends, repurchasing shares, dispositions of assets or creation of subsidiaries, change in business, changes in organizational documents and certain other agreements and affiliate transactions.

The Amended and Restated Credit Agreement contains certain events of default including, among other matters, non-payment of principal or interest, violation of covenants, cross default to other indebtedness, failure of any loan document under the Amended and Restated Credit Agreement to be a legal, valid and binding agreement enforceable against any executing loan party, material judgments, certain ERISA events, bankruptcy and insolvency events and change of control. If an event of default occurs and is continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued, unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

All amounts under the Amended and Restated Credit Agreement are due on June 27, 2012, unless the commitments are terminated earlier at the request of CONSOL Energy or if an event of default occurs and remains uncured (as described above).

At June 27, 2007 CONSOL Energy had letters of credit in the amount of $123 million written against the Amended and Restated Credit Agreement. Some of the lenders under the Amended and Restated Credit Agreement and their affiliates have relationships with CONSOL Energy and its subsidiaries involving the provision of financial services, including cash management, leasing arrangements, investment banking and trust services. In addition, CNX Gas Corporation (a subsidiary of CONSOL Energy) and some of its subsidiaries have entered into commodity derivative contracts with a few of the lenders and their affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)	The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of June 27, 2007, by and among, CONSOL Energy Inc., the Guarantors (as defined therein), the Lenders (as defined therein), The Bank of Nova Scotia, Bank of America, N.A. and Union Bank of California, N.A., each in their capacity as co-syndication agents, and PNC Bank, National Association and Citicorp North America, Inc., each in their capacity as co-administrative agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

Dated: July 3, 2007	By:	/s/ William J. Lyons
William J. Lyons Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of June 27, 2007, by and among, CONSOL Energy Inc., the Guarantors (as defined therein), the Lenders (as defined therein), The Bank of Nova Scotia, Bank of America, N.A. and Union Bank of California, N.A., each in their capacity as co-syndication agents, and PNC Bank, National Association and Citicorp North America, Inc., each in their capacity as co-administrative agents.